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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE


            CNET NETWORKS, INC. ACQUIRES ZDNET TO CREATE THE WORLD'S
             LEADING PLATFORM FOR BUYERS, SELLERS AND SUPPLIERS OF
                        TECHNOLOGY PRODUCTS AND SERVICES

      CREATES 8TH LARGEST PROPERTY ON THE INTERNET WITH LEADING TECHNOLOGY
                              SITES IN 23 COUNTRIES

SAN FRANCISCO, CALIF. JULY 19, 2000 - CNET Networks, Inc. (NASDAQ:CNET) and ZDNet today announced that they have signed a definitive merger agreement by which CNET will acquire ZDNet to create the global leader in providing technology information and related services to businesses and individuals across multiple platforms, including online, wireless devices, television, radio and print. Together the companies have an unduplicated online audience of 16.6 million unique monthly users and would rank as the eighth largest property on the Internet with a reach of 22 percent.* The move also makes CNET Networks one of the top global Internet companies, with a leading position in Europe and Asia.**

To effect the acquisition of ZDNet, CNET Networks will acquire the outstanding common stock of Ziff-Davis, Inc. Under the terms of the merger agreement, each share of ZD common stock (NYSE:ZD) will be converted into 0.3397 shares of CNET Networks common stock and each share of ZDNet common stock (NYSE:ZDZ) will be converted into 0.5932 shares of CNET Networks common stock. CNET expects to issue approximately 50 million shares of common stock in the transaction, valued at approximately $1.6 billion based on Tuesday's closing price. As a result, holders of Ziff-Davis stock will hold approximately 35 percent of the combined equity.

The transaction is subject to customary terms and conditions, including the approval of the shareholders of both companies and termination of the waiting period under the Hart-Scott-Rodino Act. Softbank, which owns a majority of the voting stock of Ziff-Davis, has agreed to vote its shares in favor of the transaction. Members of CNET's management representing approximately 20 percent of CNET's stock have also agreed to vote for the merger. The parties expect the transaction to close in the fourth quarter.

Prior to the completion of this merger and as a condition to the merger, Ziff-Davis, as previously announced, will spin off its trade show and conference business. Ziff-Davis simultaneously expects to pay a cash dividend of approximately $2.50 per ZD share to its ZD stockholders. The spin-off and cash dividend are expected to be completed in mid-August.

"Technology is driving the global economy," said Shelby Bonnie, CEO of CNET Networks, Inc. "Our vision is to provide trusted information and marketplaces for buyers and sellers of

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technology products. We supply the independent information they need to buy better, sell more efficiently, and be more productive in business. Our union accelerates our ability to participate in this multi-trillion dollar global market throughout the supply chain."

"We're creating a company with global reach and anticipated revenues in excess of half a billion dollars next year," said Dan Rosensweig, president and CEO of ZDNet, who will become president of CNET Networks, Inc. "Marketers will be able to target the most active buyers through our powerful, trusted brands, including ZDNet, CNET and mySimon. Both companies have set themselves apart by providing in-depth, award-winning information and services that facilitate transactions."

Masayoshi Son, President of Softbank said, "We enthusiastically support the union of these two industry leaders. The need for technology information is huge and growing on a global scale. This marriage fits perfectly with our vision to own significant stakes in the leaders in important categories on the Internet."

GLOBAL LEADER

The combined entity will deliver world-class content and services under both the CNET and ZDNet brands in 23 countries around the world. ZDNet is a leading Web presence in global markets including Europe and Asia, with robust advertiser relationships outside of the United States. In the first quarter ended March 31, 2000, ZDNet's international sites accounted for nearly 10 percent of ZDNet's total net revenues.

"ZDNet's established international presence will quickly propel our combined company into a position of global leadership in technology media," continued Bonnie. "This is but one example of how we can lower the cost of future growth as a result of our joining forces."

EDITORIAL EXCELLENCE

With the acquisition, CNET will extend its reputation as an award-winning, trusted source of original editorial content related to technology. ZDNet has been consistently recognized for its authoritative and comprehensive coverage of the technology industry, from news and analysis to product reviews, help and how-to information. The companies' combined product offerings span the spectrum of technology information and services including: 24x7 industry news; product reviews, specifications and prices; downloads; online help, and sites dedicated to enterprise computing and the channel, Web building, gaming, music, digital photography and more.

GLOBAL TRILLION DOLLAR MARKET

According to Dataquest, global IT spending, including computer hardware, software and services, is expected to reach $1.4 trillion in 2000 and to grow at rate of 10-15 percent annually for the next three years. Together, CNET Networks and ZDNet would create the single largest venue on the Internet for reaching technology purchase decision-makers.

CNET and ZDNet intend to leverage complementary assets and relationships to take advantage of key growth sectors in the category, including expanding business-to-business marketplaces, and exploring new applications for wireless and broadband content delivery and channel expansion.

"Our efforts with respect to providing information and services within the IT supply channel, including CNET Data Services, our coupon and rebate programs, and recently announced Apollo acquisition, remain one of the most exciting growth areas for the company," says Bonnie. "With

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ZDNet's channel content and extensive databases of providers, we have strengthened our channel efforts significantly and opened up additional opportunities."

PROFITABLE INTERNET BUSINESSES

In the first quarter ended March 31, 2000, CNET Networks generated EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of $7.6 million on revenues of $44 million. For the same period, ZDNet reported EBITDA of $4.5 million on revenues of $36 million. According to Business Week, CNET and ZDNet are two of only 16 Internet companies that were profitable in 1999 or are expected to be profitable in 2000.***

Together, the companies derive revenue from multiple sources, including online, television, and radio advertising, lead fees, integration fees and license fees. With the acquisition, CNET will further diversify its revenue sources, with subscription revenues related to ZDNet's print business and its online learning business.

Together, the companies will have cash and marketable securities totaling approximately $600 million.

STRONG MANAGEMENT TEAM

Combined, CNET and ZDNet will boast one of the deepest and most experienced management teams in the industry. Bonnie will continue as CEO of CNET Networks, with Rosensweig as president of CNET Networks. Richard Marino, currently president of CNET.com will be promoted to Chief Operating Officer of CNET Networks. Barry Briggs will continue as president of ZDNet and Josh Goldman as president of mySimon. A representative from Softbank will be joining the CNET Board of Directors.

GUIDANCE

In 2001, CNET Networks, including ZDNet and mySimon, is expected to generate approximately $500 million in revenues and to expand EBITDA margins to approximately 25 percent, up from approximately 15 percent in the first quarter ended March 31, 2000.

ABOUT CNET NETWORKS, INC.

CNET Networks, Inc. (Nasdaq: CNET), is the trusted source of information for buyers, sellers, and suppliers around the world. CNET Networks, Inc. is a platform for two Internet brands, a computer product database, and television and radio programming for people and businesses. CNET, www.cnet.com, is an indispensable source of knowledge about computers, the Internet and technology, serving millions of users each day. CNET's Web content has been localized for eight Asia Pacific markets: Hong Kong, Singapore, Malaysia, Japan, Korea, China, Taiwan and Australia. CNET's award-winning television and radio programs are broadcast in 100 countries worldwide, as well as on CNBC and other national distribution in the U.S. mySimon, www.mysimon.com, offers its users a valuable online buying guide that covers more than 200 categories and over 2000 merchants. CNET Data Services (CDS) is the industry standard for information powering the computer and electronics sales and distribution channels. CNET Networks, Inc. currently has cash and marketable securities valued at more than a half-billion dollars.

ABOUT ZDNET

ZDNet (NYSE: ZDZ) operates the world's leading Web destination (www.zdnet.com) for people who want to buy, use and learn about technology. Part of a global network of technology-

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focused sites produced through local operations in 22 countries and in 14 languages. Winner of the Computer Press Association's Best Overall Online Site Award for two years in a row, ZDNet Sites consistently ranks among the top 20 Web properties in the United States in unique visitor reach, and the top 15 among the At Work audience according to Media Metrix. Its technology-interested audience ranges from consumers to IT professionals. ZDNet is headquartered in San Francisco.

Lazard Freres acted as financial advisor to CNET Networks, Inc. in the transaction. Morgan Stanley & Co. served as financial advisor to ZDNet.

                                      # # #

SAFE HARBOR

This press release includes forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These statements are often identified by words such as "expect" "anticipated" and "intend."

Statements regarding the expected date of completion of the transaction are subject to the risk that the closing conditions will not be satisfied, including the risk that Ziff-Davis will not complete the spin-off of its events business, that regulatory approvals will not be obtained or that the stockholders of CNET will not approve the merger.

Statements regarding the expected benefits of the transaction and the company's expected revenues and EBITDA margins are subject to the following risks: that expected synergies will not be achieved; that the businesses will not be integrated successfully; that merger costs will be greater than expected; the inability to identify, develop and achieve success for new products, services and technologies; increased competition and its effect on the company's pricing and need for marketing; the inability to establish or renew relationships with commerce, advertising, marketing, technology, and content providers, and to the general risks associated with the companies' businesses. For risks about CNET's business see its Form 10-K for the year-ended December 31, 1999 and subsequent Forms 10-Q and Forms 8-K, and for risks about Ziff-Davis's business, see its Form 10-K for the year-ended December 31, 1999 and subsequent Forms 10-Q and Forms 8-K, as well as its definitive proxy statement dated February 7, 2000 and other SEC filings.

Investors and security holders are urged to read the joint proxy statement/prospectus regarding the merger when it becomes available because it will contain important information. The joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by CNET and Ziff-Davis. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents filed by CNET and Ziff-Davis at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained for free from the parties.

*    Media Metrix, Digital Media Universe Top Properties, May 2000
**   Media Metrix Multi Country Web Report, May 2000
***  Business Week, July 24, 2000